Exhibit 99.1

NeuroMetrix Reports Q4 2011 Results

Closes $8.5 Million Public Offering of Common Stock and Warrants

WALTHAM, Mass.--(BUSINESS WIRE)—February 15, 2012--NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today reported business and financial highlights for the quarter and year ended December 31, 2011.

The Company reported product launch results for NC-stat® DPNCheck™, its initial diabetes product which is a fast, accurate, and quantitative test for the evaluation of systemic neuropathies such as diabetic peripheral neuropathy (DPN). DPN affects over 50% of people with diabetes and causes significant morbidity including pain, increased risk of falling, and is the primary trigger for diabetic foot ulcers which may require lower extremity amputations. The fourth quarter of 2011 was the first full quarter of product sales following commercial launch in late September 2011. The Company recorded 131 NC-stat DPNCheck device orders representing over 200 clinicians, mostly endocrinologists and podiatrists. Of these orders, 119 were shipped in the fourth quarter and accounted for approximately $85,000 in revenue.

The Company announced the next product from its R&D pipeline: SENSUS™, a therapeutic device to address chronic intractable pain, such as that caused by DPN. Painful diabetic neuropathy (PDN) affects over 10% of people with diabetes and is characterized by burning or stabbing pain that can be debilitating, prevent sleep, and cause depression and anxiety. SENSUS is a wearable, non-invasive nerve stimulator designed for symptomatic pain relief in the feet and lower legs. It is regulated by the FDA as a class II medical device and requires 510(k) clearance prior to commercial distribution. The Company believes that medically indicated applications of the device will be generally reimbursed by Medicare and many commercial payers under the durable medical equipment (DME) benefit. The Company plans to file a 510(k) for this product in the second quarter of 2012 and is targeting commercial launch late in 2012.

In February 2012, the Company strengthened its balance sheet by increasing its cash resources. Using its previously filed Registration Statement on Form S-1, the Company closed a public offering of 8,530,410 Units at a price of $1.00 per Unit for aggregate gross proceeds of $8,530,410. Each Unit consisted of one share of common stock and one warrant to purchase one half of a share of common stock exercisable at $1.15 per share. The warrants may be exercised at any time after six months from the February 13, 2012 closing date and have a term of five years. Net proceeds from the sale of the Units, after deducting placement agent commissions and other offering expenses, were approximately $7,500,000. NeuroMetrix intends to use the net proceeds for general corporate purposes, including development and commercialization of its diabetes products.

“We are pleased with the initial market response to NC-stat DPNCheck,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “We exceeded our fourth quarter goals and saw substantial interest among endocrinologists and podiatrists. During 2012 we plan to grow NC-stat DPNCheck adoption, bring SENSUS to market, and expand our commercial sales channel to increase revenue from our diabetic neuropathy products. The cash resources we raised in February 2012 will help support these commercial initiatives.”

The Company reported its financial results for the fourth quarter of 2011. The Company’s legacy neurodiagnostic business accounts for most of its current revenues and is managed to optimize cash flow. Total revenues were $2.4 million compared with $3.1 million for the fourth quarter of 2010. Gross margin in the fourth quarter of 2011 was 49% of total revenues in comparison with 2% of total revenues for the fourth quarter of 2010. The Company’s cost containment initiatives lowered fourth quarter 2011 operating expenses to $3.6 million from $4.5 million in the fourth quarter of 2010. Net loss for the fourth quarter of 2011 was $2.4 million, or $0.63 per share. In comparison, the Company recorded a net loss of $4.2 million for the fourth quarter of 2010, or $1.09 per share. NeuroMetrix reported net cash consumption of $1.4 million in the fourth quarter of 2011 and ended the period with cash resources of $10.3 million.

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For the full year 2011, the Company reported revenues of $10.4 million and a net loss of $10.0 million, or $2.59 per share. For 2010, the Company recorded revenues of $13.9 million and a net loss of $16.9 million, or $4.40 per share. Net cash consumption was $6.7 million for the full year 2011.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, February 15, 2012 at 8:00 a.m., Eastern time, to discuss the Company's business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 866-277-1182 (domestic), or 617-597-5359 (international). The confirmation code is 83635363. The call will also be webcast and will be accessible from the Company's website at http://www.neurometrix.com under the "Investor Relations" tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 32797063.

About NeuroMetrix

NeuroMetrix is a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes. The Company currently markets products for the detection, diagnosis, and monitoring of diabetic neuropathies such as diabetic peripheral neuropathy and median neuropathy (carpal tunnel syndrome). For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck, our intentions and timing of commercializing SENSUS, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, including the expected timing of the launch of our SENSUS product; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for our SENSUS product; and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s final prospectus filed with the Securities and Exchange Commission on February 8, 2012 in connection with the Company’s public offering and the company’s most recent annual reports as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues	$2,359,863	$3,066,466	$10,396,775	$13,899,670
Cost of revenues	1,200,302	3,001,031	4,722,069	7,050,209
Gross margin	1,159,561	65,435	5,674,706	6,849,461
Operating expenses:
Research and development	827,639	1,047,182	3,877,526	5,855,353
Sales and marketing	1,523,809	2,152,541	6,688,591	11,072,172
General and administrative	1,228,369	1,326,499	5,111,616	7,231,875
Total operating expenses	3,579,817	4,526,222	15,677,733	24,159,400

Loss from operations	(2,420,256)	(4,460,787)	(10,003,027)	(17,309,939)
Interest and other income	3,968	252,920	21,922	298,301

Net loss before taxes	(2,416,288)	(4,207,867)	(9,981,105)	(17,011,638)
Income tax benefit	—	—	—	120,490

Net loss	$(2,416,288)	$(4,207,867)	$(9,981,105)	$(16,891,148)

Net loss per common share data, basic and diluted	$(0.63)	$(1.09)	$(2.59)	$(4.40)

Note: per share amounts have been adjusted to reflect the Company’s

1:6 reverse stock-split which occurred on September 1, 2011.

Condensed Balance Sheets

(Unaudited)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$10,290,446	$16,986,809
Other current assets	3,204,860	4,690,384
Noncurrent assets	725,477	1,389,236
Total assets	$14,220,783	$23,066,429

Current liabilities	$3,012,916	$2,657,411
Noncurrent liabilities	119,346	210,046
Stockholders’ equity	11,088,521	20,198,972
Total liabilities and stockholders’ equity	$14,220,783	$23,066,429

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